Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Hippo Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,158,826(1)	$13.43(3)	$15,563,033.18	$110.20 per $1,000,000	$1,715.05

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	231,765(2)	$11.41(4)	$2,644,438.65	$110.20 per $1,000,000	$291.42

Total Offering Amounts					$18,207,471.83		$2,006.46

Total Fee Offsets							$0

Net Fee Due							$2,006.46

(1)

Represents 1,158,826 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hippo Holdings Inc., a Delaware corporation (the “Registrant”), approved for issuance pursuant to the Registrant’s 2021 Incentive Award Plan. In the event of a stock split, stock dividend or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents 231,765 shares of Common Stock of the Registrant, approved for issuance pursuant to the Registrant’s 2021 Employee Stock Purchase Plan. In the event of a stock split, stock dividend or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act.

(3)

Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on March 9, 2023 as reported on the New York Stock Exchange.

(4)

Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on March 9, 2023 as reported on the New York Stock Exchange, multiplied by 85%. Pursuant to the 2021 Employee Stock Purchase Plan, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of the Registrant’s Common Stock on the first trading day of the offering period or on the exercise date.